CNS Reports Fiscal 2004 Third-Quarter Results

EXHIBIT 99.1

NEWS RELEASE

FOR 3:00 P.M. CT RELEASE
January 22, 2004

Contact:
Sam Reinkensmeyer	Shawn Brumbaugh/Marian Briggs
Chief Financial Officer	Padilla Speer Beardsley Inc.
CNS, Inc.	(612) 455-1700
(952) 229-1500	sbrumbaugh@psbpr.com
Nasdaq Symbol: CNXS	mbriggs@psbpr.com

CNS, Inc. Reports Third-Quarter Fully Diluted EPS Up 33%

  Year-to-date net sales up 12%
  Company confirms previous full-year EPS estimate

        MINNEAPOLIS, Jan. 22 — CNS, Inc. (Nasdaq: CNXS), the Breathe Right® company, today reported continued sales and earnings gains for the fiscal third-quarter and nine-month periods ended December 31, 2003.

        Net sales for the fiscal third quarter grew to $26.4 million, up 2 percent versus the prior-year quarter and in line with the company’s previous guidance. Strong domestic sales of Breathe Right nasal strips offset an anticipated international sales decline, caused by a change in the timing of shipments to the company’s distributor in Japan. Net income for the fiscal 2004 third quarter rose 36 percent to $1.2 million from $0.9 million. Earnings per fully diluted share were up 33 percent to 8 cents for the December quarter versus 6 cents in the year-ago period.

        Year-to-date net sales of $64.5 million increased 12 percent compared to prior year-to-date net sales of $57.8 million. Year-to-date net income grew 38 percent to $8.2 million, or 57 cents per fully diluted share, compared to prior year-to-date net income of $5.9 million, or 42 cents per fully diluted share. Gross profit improved to 68.5 percent of sales year-to-date from 66.5 percent in the nine-month period last year.

        “This marks our 10th consecutive profitable quarter,” said Marti Morfitt, president and chief executive officer of CNS, Inc. “Domestic Breathe Right sales drove our improved results, as we experienced particularly high demand for nasal strips during an unusually severe and early cold and flu season. In addition, our expanded marketing support for FiberChoice chewable fiber tablets led to continued strong growth for this product.”

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CNS Reports Fiscal 2004 Third-Quarter Results

Third-Quarter Product Results

        Domestic sales of Breathe Right branded products grew 13 percent to $19.5 million versus $17.3 million in the prior-year quarter. As noted, the gain stemmed from robust sales of the company’s core Breathe Right nasal strips, which benefited from a stronger cold and flu season, as well as effective advertising and promotion of Breathe Right mentholated nasal strips. Sales of Snore Relief™ throat spray were below expectations in the third quarter, due to increased competition from private label products and lower levels of promotional support. Consumer purchases of the new Vapor Shot!™ personal vaporizer, which began shipping in the second quarter, continued to grow in line with the company’s expectations.

        As anticipated, international Breathe Right sales were down 33 percent in the fiscal 2004 third quarter to $4.6 million compared to $6.8 million in the same period last year. The decline was due to the timing of shipments to the company’s distributor in Japan; shipments will be concentrated in the March quarter this fiscal year, versus the December quarter last fiscal year. This change in timing better aligns product shipments with the peak seasonality of consumer purchases in Japan. Consumer purchases overall remained strong in CNS’ international markets, including Japan.

        Sales of FiberChoice™ chewable fiber tablets grew 37 percent to $2.3 million from $1.7 million in the third quarter last year, as advertising support of the business continued to fuel increased consumer buying and expanded retail distribution.

Outlook for Fiscal 2004 Fourth Quarter and Full Year

        “We are very pleased with the company’s performance year-to-date, and we are confident that we are taking the appropriate steps to maintain momentum in the fourth quarter,” said Morfitt. “We have a promising portfolio of products, driven by our flagship Breathe Right brand, and a sound financial position.”

        For the 2004 fourth quarter, CNS estimates net sales in the range of $23.5 million to $25.5 million, an increase of 10 percent to 20 percent, compared to net sales of $21.3 million in the fourth quarter of fiscal 2003. Earnings per fully diluted share are expected to be between breakeven and 3 cents, versus 4 cents per share last year, as the company invests in higher levels of advertising and promotion during the peak cold and flu months of January and February, as well as continued strong support of the FiberChoice business.

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CNS Reports Fiscal 2004 Third-Quarter Results

        For the fiscal year ending March 31, 2004, the company has narrowed its anticipated net sales range to between $88 million and $90 million, representing an increase of 11 percent to 14 percent over fiscal 2003 sales of $79.1 million. The company confirms its previous estimate for earnings per fully diluted share of 57 cents to 60 cents, a 24 percent to 30 percent increase versus 46 cents per fully diluted share last year.

Conference Call Webcast

        A conference call to review the third-quarter results is scheduled today at 4 p.m. CT (5 p.m. ET). Interested participants may listen to the live or archived conference call over the Internet by logging onto the CNS Web site at www.cns.com. If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 303-590-3000 (domestic and international), conference call ID 564437. The replay will be available beginning at 6 p.m. CT on Thursday, January 22, until 6 p.m. CT on Thursday, January 29.

About CNS, Inc.

CNS, based in Minneapolis, is a growing company that designs and markets consumer health care products, including Breathe Right® nasal strips, Breathe Right Snore Relief™ throat spray, Breathe Right Vapor Shot!™ personal vaporizer and FiberChoice® chewable fiber tablets. The company focuses on products that address important consumer needs within the aging well/self care market, including better breathing and digestive health. Its common stock is listed on the Nasdaq National Market under the ticker symbol “CNXS.” More information about CNS and its products is available at www.cns.com.

Some of the information contained in this news release is forward-looking and subject to certain business risks as described in the company’s filings with the Securities and Exchange Commission, including those referred to in its Annual Report on Form 10-K for the year ended March 31, 2003. This news release contains forward-looking statements, which involve risks and uncertainties.

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CNS Reports Fiscal 2004 Second-Quarter Results

CNS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts) (unaudited)

	Three Months Ended December 31,		Nine Months Ended December 31,

	2003	2002	2003	2002

Net sales	$26,395	$25,914	$64,514	$57,823
Cost of goods sold	8,396	8,119	20,321	19,350

Gross profit	17,999	17,795	44,193	38,473

Operating expenses:
Advertising and promotion	12,516	13,407	21,190	20,402
Selling, general and administrative	3,737	3,204	10,499	8,983

Total operating expenses	16,253	16,611	31,689	29,385

Operating income	1,746	1,184	12,504	9,088
Investment income	160	240	538	709

Income before income taxes	1,906	1,424	13,042	9,797
Income tax expense	716	550	4,836	3,850

Net income	$1,190	$874	$8,206	$5,947

Diluted net income per share	$.08	$.06	$.57	$.42

Weighted average number of common and
assumed conversion shares outstanding	14,773	13,966	14,493	14,034

CNS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands) (unaudited)

	December 31, 2003	March 31, 2003

Current assets:
Cash and marketable securities	$46,872	$41,615
Accounts receivable, net	17,566	11,011
Inventories	4,181	3,266
Other current assets	3,255	5,695

Total current assets	71,874	61,587
Long-term assets	3,303	3,788

Total assets	$75,177	$65,375

Current liabilities	17,595	16,321
Stockholders’ equity	57,582	49,054

Total liabilities and stockholders’ equity	$75,177	$65,375

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